Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts, Transfer Agent and Registrar” in Amendment No. 3 to Form F-1 on Form F-1/ F-4 Registration Statement (Nos. 333-234614 and 333-234614-01), and the related prospectuses contained therein, of Brookfield Renewable Corporation (the “Corporation”) and Brookfield Renewable Partners L.P. (the “Partnership”) and to:

1.

the incorporation by reference therein of our reports dated February 28, 2020 with respect to the consolidated financial statements of the Partnership, and the effectiveness of the Partnership’s internal control over financial reporting, included in the Partnership’s Annual Report (Form 20-F) for the year ended December 31, 2019 filed with the Securities and Exchange Commission;

2.

the use therein of our report dated April 21, 2020 with respect to the combined carve-out financial statements of the United States, Colombian and Brazilian operations of the Partnership as at December 31, 2019 and 2018 and each of the years in the three-year period ended December 31, 2019; and

3.	the use therein of our report dated April 21, 2020 with respect to the consolidated financial statements of the Corporation as at December 31, 2019 and the period then ended.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 4, 2020